Exhibit 99.1

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
One Parkway North Blvd.	Cody Phipps
Suite 100	President and Chief Executive Officer
Deerfield, IL 60015-2559	or
Todd Shelton
Senior Vice President and Chief Financial Officer
847-627-7000

UNITED STATIONERS EXPANDS INTO AUTO AFTERMARKET

DEERFIELD, Ill., September 11, 2014 — United Stationers (NASDAQ: USTR) today announced that its wholly-owned subsidiary, United Stationers Supply Co., signed an agreement to acquire MEDCO, a United States wholesaler of automotive aftermarket tools and supplies, and its affiliates including G2S Equipment de Fabrication et d’Entretien ULC (“G2S”), a Canadian wholesaler. The all cash purchase price is $130 million, subject to closing adjustments, with up to an additional $10 million to be paid over three years based on performance.

Headquartered in Philadelphia, Pennsylvania, MEDCO is North America’s largest combined Paint, Body and Equipment (PBE) and Tool & Equipment wholesaler in the automotive aftermarket. With over 50,000 products from more than 350 manufacturers, MEDCO serves traditional distributors, retailers and mobile tool dealers through nine distribution centers across the US. G2S, through three distribution centers, provides a similar offering to automotive aftermarket and industrial distributors and mobile tool dealers located across Canada. Together, MEDCO and G2S annual sales are approximately $240 million.

“MEDCO and G2S advance a key pillar of our strategy, diversifying into higher growth and margin channels and categories,” said P. Cody Phipps, United Stationers’ president and chief executive officer. “Both are leaders in the growing automotive aftermarket and will expand our reseller customer base. Additionally, these businesses complement our existing industrial platform with their deep product knowledge and exceptional customer service,” continued Phipps. “I am pleased to welcome the MEDCO and G2S employees to our organization.”

“We are excited to join United Stationers and be part of their strategic diversification initiative,” said Andrew Keim, MEDCO President. “Their scale, operational capabilities and financial strength will enable us to better support our existing customers while continuing to grow the business.”

The transaction is expected to be completed in during the fourth quarter of 2014 and is subject to regulatory approval and customary closing conditions. United Stationers plans to fund this acquisition through a combination of cash on hand and cash available under its revolving credit facility. The transaction is expected to be accretive to earnings within the first year.

Forward-Looking Statement

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on supplier allowances and promotional incentives; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing

-more-

competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; United’s ability to maintain its existing information technology systems and the systems and e-commerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United’s obligations to maintain the security of private information provided by United’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United’s business; the availability of financing sources to meet United’s business needs; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading supplier of business essentials, with 2013 net sales of $5.1 billion. The company stocks a broad assortment of over 140,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. The Company’s network of 65 distribution centers allows it to deliver these products to approximately 25,000 reseller customers. This network, combined with United’s breadth and depth of inventory, enables the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers common stock trades on the NASDAQ Global Select Market under the symbol USTR.

-##-